EXHIBIT 21.1

          SUBSIDIARIES OF PHONETEL TECHNOLOGIES, INC.

          The following are the direct and indirect wholly-owned subsidiaries of PhoneTel Technologies, Inc.:

               Name                               Jurisdiction of
                                                  Incorporation

          *    World Communications, Inc.         Missouri

          *    Northern Florida Telephone         Florida
               Corporation

          *    Paramount Communication            Florida
               Systems, Inc.

          *    Payphones of America, Inc.         Ohio

          *    Public Telephone Corporation       Indiana

          *    Cherokee Communications, Inc.      Texas